CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions  “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information in this Post-Effective Amendment to the Registration Statement of Neuberger Berman Alternative Funds, and to the incorporation by reference of our report dated December 22, 2016 for Neuberger Berman Long Short Fund, a series of Neuberger Berman Alternative Funds, included in the October 31, 2016 Annual Report to Shareholders of Neuberger Berman Alternative Funds.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
February 23, 2017